UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

SURNA INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SURNA INC.

1780 55th Street

Boulder, Colorado 80301

(303) 993-5271

NOTICE OF CORPORATE ACTIONS TAKEN BY WRITTEN CONSENT

OF MAJORITY STOCKHOLDERS WITHOUT SPECIAL MEETING OF THE STOCKHOLDERS

Dear Stockholders:

We are writing to advise you that, on September 30, 2021, the board of directors of Surna Inc., a Nevada corporation (“Surna,” “the Company,” “we” or “us”), and two stockholders holding a majority of the voting securities of the Company, acting together as a single class of the common stock, Series A Preferred Stock and Series B Preferred Stock, and separately acting as only the Series A Preferred Stock and only the Series B Preferred Stock, approved by written consent in lieu of a special meeting the taking of all steps necessary to effect the following actions (collectively, the “Corporate Actions”):

1.	To approve an amendment to the Company’s Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares to One Billion (1,000,000,000) of which Eight Hundred Fifty Million (850,000,000) shares will be common stock, with a par value of $0.00001 per share, and One Hundred Fifty Million (150,000,000) shares will be preferred stock, with a par value of $0.00001 per share;

2.	To approve an amendment to the Company’s Articles of Incorporation to change the rights, preferences, limitations and terms of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) to allow the Company to redeem the outstanding shares of the Series A Preferred Stock by issuance of one share of the Company’s common stock for each one hundred shares of Series A Preferred Stock being redeemed by the Company;

3.

To authorize the Board, at its discretion, at any time until June 30, 2022, (i) to effect a reverse stock split of the common stock with a ratio not less than two-for-one but not greater than two hundred-for-one and (ii) in conjunction therewith to amend the Articles of Incorporation to decrease the authorized number of shares of common stock and preferred stock to any amount less than 850,000,000 but not less than 100,000,000 shares of common stock and to any amount less than 150,000,000 but not less than 25,000,000 shares of preferred stock; and

4.	To approve an amendment to the Company’s Articles of Incorporation to change the corporate name from “Surna Inc.” to “CEA Industries Inc.”

The accompanying information statement, which describes the Corporate Actions in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. The consent that we have received constitutes the only stockholder approval required for the Corporate Actions under the Nevada Revised Statutes, our Articles of Incorporation and Bylaws. Accordingly, the Corporate Actions will not be submitted to the other stockholders of the Company for a vote.

The record date for the determination of stockholders entitled to notice of the action by written consent is September 30, 2021. Pursuant to Rule 14c-2 under the Exchange Act, the Corporate Actions will not be implemented until at least twenty (20) calendar days after the mailing of this information statement to our record stockholders. This information statement will be mailed on or about October __, 2021, to stockholders of record as of September 30, 2021. As such, we expect that the Corporate Actions will be effective no earlier than October __ , 2021.

No action is required by you to effectuate this action. The accompanying information statement is furnished only to inform our stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING SHARES OF VOTING SECURITIES HAVE VOTED TO AUTHORIZE THE CORPORATE ACTIONS. THE NUMBER OF VOTES RECEIVED IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THIS MATTER.

By order of the Board of Directors,

/s/ Anthony K McDonald
Anthony K. McDonald
Chairman of the Board
October ___, 2021

SURNA INC.

INFORMATION STATEMENT REGARDING

CORPORATE ACTIONS TAKEN BY WRITTEN CONSENT OF

OUR BOARD OF DIRECTORS AND HOLDERS OF

A MAJORITY OF OUR VOTING CAPITAL STOCK

IN LIEU OF SPECIAL MEETING

Surna Inc. (“Surna,” “the Company,” “we” or “us”) is furnishing this information statement to you to provide a description of actions taken by our Board of Directors and the two holders of a majority of our outstanding voting securities, acting together as a single class of the common stock, Series A Preferred Stock and Series B Preferred Stock, and separately acting as only the Series A Preferred Stock and only the Series B Preferred Stock, on September 30, 2021, in accordance with the relevant sections of Nevada Revised Statutes of the State of Nevada (the “NRS”).

This information statement is being mailed on or about October __, 2021, to stockholders of record on September 30, 2021 (the “Record Date”). The information statement is being delivered only to inform you of the corporate actions described herein before such actions take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING SHARES OF VOTING SECURITIES HAVE VOTED TO AUTHORIZE THE CORPORATE ACTIONS. THE NUMBER OF VOTES RECEIVED IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

GENERAL DESCRIPTION OF CORPORATE ACTION

On September 30, 2021, the board of directors of Surna and two stockholders holding a majority of the Company’s voting securities, acting together as a single class of the common stock, Series A Preferred Stock and Series B Preferred Stock, and separately acting as only the Series A Preferred Stock and only the Series B Preferred Stock, approved by written consent in lieu of a special meeting the taking of all steps necessary to effect the following actions (collectively, the “Corporate Actions”):

1.	To approve an amendment to the Company’s Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares to One Billion (1,000,000,000) of which Eight Hundred Fifty Million (850,000,000) shares will be common stock, with a par value of $0.00001 per share, and One Hundred Fifty Million (150,000,000) shares will be preferred stock, with a par value of $0.00001 per share;

2.	To approve an amendment to the Company’s Articles of Incorporation to change the rights, preferences, limitations and terms of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) to allow the Company to redeem the outstanding shares of the Series A Preferred Stock by issuance of one share of the Company’s common stock for each one hundred shares of Series A Preferred Stock being redeemed by the Company;

3.

To authorize the Board, at its discretion, at any time until June 30, 2022, (i) to effect a reverse stock split of the common stock with a ratio not less than two-for-one but not greater than two hundred-for-one and (ii) in conjunction therewith to amend the Articles of Incorporation to decrease the authorized number of shares of common stock and preferred stock to any amount less than 850,000,000 but not less than 100,000,000 shares of common stock and to any amount less than 150,000,000 but not less than 25,000,000 shares of preferred stock; and

4.	To approve an amendment to the Company’s Articles of Incorporation to change the corporate name from “Surna Inc.” to “CEA Industries Inc.”

The form of amendments to the Articles of Incorporation are included in this Information Statement as Exhibit A.

VOTING AND VOTE REQUIRED

Pursuant to Surna’s Bylaws and the NRS, a vote by the holders of at least a majority of the common stock, Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class, and at least a majority of the Series A Preferred Stock voting as a single class is required to effect the actions described herein. Each common stockholder is entitled to one vote for each share of common stock, par value $0.00001 per share (referred to as “common stock”) held by such stockholder. Additionally, each holder of Series A Preferred Stock, par value $0.00001 per share, of the Company (the “Series A Preferred Stock”), is entitled to one vote per share on an as-converted to common stock basis, 33,428,023 of which shares are subject to the Series A Voting Agreement. The holders of the Series B Preferred Stock, par value $0.00001 per share, of the Company (the “Series A Preferred Stock”), are entitled to a special voting right equal to two votes for every share of capital stock of the Company outstanding, other than the Series B Preferred Stock, voting with the common stock and Series A Preferred stock only on the stockholder matters set forth herein. (Together the common stock, the Series A Preferred Stock and the Series B Preferred Stock are referred to collectively as the “Voting Securities”.)

Voting Agreement

The majority holder of the Series A Preferred Stock and the single holder of the Series B Preferred Stock entered into a voting agreement on September 28, 2021, with executives of Surna granting them the right to vote their securities for the Corporate Actions. The Certificate of Designations for the Series B Preferred Stock provides a limited, special voting right equal to two votes for every share of capital stock of the Company outstanding, other than the Series B Preferred Stock on only the following matters (i) an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock to 850,000,000 shares, (ii) the redemption of the outstanding shares of Series A Preferred Stock of the Company for common stock at the rate of 1 share of common stock for each 100 shares of preferred stock that is currently issued and outstanding, (iii) the authorization of a reverse stock split of the common stock in connection with the listing of the common stock on a national market, and, if the number of authorized shares of common stock is reduced in connection with such reverse stock split, the subsequent increase of the authorized shares of capital stock of the Company within established limits, at any time prior to June 30, 2022, and (iv) an amendment to the articles of incorporation to change the corporate name of the Company to CEA Industries Inc. In effect this vote gives the holders of the Series B Preferred Stock a majority vote in a general vote of or consent by the common stock, the Class A Preferred Stock and the Series B Preferred Stock, when voting as a single class on these particular matters. This special vote will terminate once the foregoing resolutions are adopted by the shareholders of the Company. Otherwise, the Class B Preferred Stock will only have a class vote and no other voting rights.

Vote Taken

As of the Record Date, Surna had Voting Securities with a total of 838,670,907 votes eligible to vote on all matters on which the equity holders, voting as a single group, were entitled to vote, of which voting power representing not less than 420,174,125 in number is required to pass the Corporate Actions. Additionally, there are 42,030,331 shares of Class A Preferred Stock eligible to vote on matters effecting that class, of which 21,057,196 is required to pass the second of the listed Corporate Actions. The Company received the approval in the number of 592,541,961 votes from the holders of Voting Securities, representing 70.6% of the issued and outstanding Voting Securities. The Company also received the approval in the number of 33,428,023 votes from the holders of the Class A Preferred Stock, representing 79.5% of the issued and outstanding shares of Class A Preferred Stock. The foregoing votes were delivered to the Company by means of an executed written consent dated September 30, 2021, taken under the voting agreement, authorizing the Corporate Actions.

NO APPRAISAL RIGHTS

Under the NRS, stockholders are not entitled to appraisal rights with respect to the Corporate Actions, and the Company will not provide our stockholders with such rights.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as stockholders, none of our officers, directors or any of their respective affiliates has any interest in the Corporate Actions.

CORPORATE ACTION NO. 1

AMENDING THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK

Company Interest

The Company believes it is in the best interest of the Company to increase the number of shares of common stock authorized for issuance from 350,000,000 to 850,000,000, an increase of 500,000,000 shares. The number of shares of preferred stock will remain the same. These shares do not offer any preemptive rights or cumulative voting rights.

The Company believes that it is desirable to have additional authorized shares of common stock available for possible future financings, acquisition transactions, joint ventures, funding our equity incentive plans and other general corporate purposes. The Company believes that having additional authorized shares of common stock available for issuance in the future will give us greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders’ meeting unless such approval is expressly required by applicable law. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the overall value of the Company to its stockholders. There are certain advantages and disadvantages of an increase in our authorized common stock. The advantages include:

●	The ability to raise capital by issuing capital stock under the type of transactions described above, or other financing transactions.

●	To have shares of common stock available to pursue business expansion opportunities, if any.

●	To have shares of common stock available to fund our equity performance plans.

The disadvantages include:

●	The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board’s desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

●	Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing stockholders.

●	The additional shares of common stock for which authorization is sought in this proposal would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding.

Interest of the Holder of Series B Preferred Stock

The Investor required that the Series A Preferred Stock be redeemed so as to put the Series B Preferred Stock in priority among all currently issued and future issued preferred stock. This requires an amendment to the certificate of incorporation to allow the Company to redeem the Series A Preferred Stock. In connection with the transaction, the Company also needs to increase the authorized number of shares of common stock to satisfy the reservation of shares requirement of the transaction documents. And in conjunction with the foregoing, the Company is also seeking to provide for a reverse split of the outstanding common stock and reset the number of authorized shares of common stock and preferred stock after the reverse split, and to change the corporate name.

Anti-Takeover Effect

Although an increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, this proposal to adopt the amendment is not in response to any effort of which the Company is aware to accumulate our stock or obtain control of the Company.

Consequence of Not Increasing its Common Stock Capitalization

If the Company’s stockholders do not approve the increase in authorized shares of common stock, then the Company will not be able to increase the total number of authorized shares of common stock, and therefore, the Company will be limited in its ability to use, directly or indirectly through convertible securities, shares of common stock for financing, acquisitions or other general corporate purposes. The Company has entered into a letter of intent to sell common equity-based securities to raise working capital. If it does not have an increase in the number of its authorized common stock, it will not be able to effect the proposed financing, and it will not be able to grow its business, and may even have to limit its business as currently conducted.

Additionally, without an increase in the number of authorized shares of common stock, the Company will not be able to meet its obligations under the terms of the Series B Preferred Stock to (i) reserve sufficient shares of common stock to permit the conversion of the Series B Preferred Stock and would have to redeem those shares for cash, plus a 20% premium, (ii) meet its obligations to issue common stock on exercise of the warrant issued to the holder of the Series B Preferred Stock, and (iii) meet its obligations to issue common stock on exercise of a series of warrants issued to the placement agent and its designees, which placement agent was engaged by the company to place the Series B Preferred Stock. Overall, the Company has commitments, as of the date hereof, to issue shares of common stock on outstanding employment related options, conversion of the Series A Preferred Stock, conversion of the Series B Preferred Stock and exercise of outstanding warrants, significantly in excess of its currently authorized shares of common stock. Without having more authorized shares and thus being unable to meet its commitments, the Company could be found in default of its various options under the aforementioned agreements.

CORPORATE ACTION NO. 2

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE RIGHTS, PREFERENCES AND LIMITATIONS OF THE SERIES A PREFERRED STOCK TO PERMIT ITS REDEMPTION

The Company believes it is in the best interest of the Company to provide for it to be able to redeem the Series A Preferred Stock so as to permit the holders thereof to receive shares of common stock.

In March 2014, the Company issued an aggregate of 77,220,000 shares of Series A Preferred Stock in connection with its acquisition of Safari Resource Group, Inc. by merger. The Series A Preferred Stock has no conversion rights, redemption rights, liquidation priorities, dividend rights, pre-emptive rights or other preferences or protective provisions; it only has the voting right of one vote per share of preferred stock equivalent to one vote of common stock, and it votes with the common stock on all matters presented to the stockholders. The Series A Preferred Stock is not a traded security, and because of its limited rights, potentially not financially valuable as an equity security of the Company. Currently, there are 42,030,331 shares of the Series A Preferred Stock outstanding, the majority of which are held by one person.

The Series A Preferred Stock was originally issued to give to the holders thereof a controlling share ownership position of the Company. Since then that controlling position has been reduced as some of the holders of the Series A Preferred Stock have agreed to exchange their Series A Preferred Stock for common stock, and the Company has issued shares of common stock to fund its operations, further diluting the voting position. Currently, the Series A Preferred Stock represents, on a beneficial basis, approximately 5.01% of the votes entitled to vote at a meeting of stockholders voting together as a single class on the matters described in this statement, or 15.08% on matters where the holder of the Series B Preferred Stock is not entitled to vote generally.

By this amendment to the Articles of Incorporation, the Company is making the Series A Preferred Stock redeemable at its option, and thus convertible into common stock. The Company is taking this form of action so as to comply with the restrictions that may arise under the tender offer rules if it were to approach the holders of the Series A Preferred Stock individually for a conversion offer. The rate of redemption will be one share of common stock for each one hundred shares of Series A Preferred Stock that is currently issued and outstanding, rounded up to the next whole share of common stock based on the aggregate holdings of Series A Preferred Stock of a stockholder being redeemed.

A principal reason for the redemption of the Series A Preferred Stock was that the holder of the Series B Preferred Stock required that the Series A Preferred Stock be redeemed so as to put the Series B Preferred Stock in priority among all currently issued and future issued preferred stock. This requires an amendment to the certificate of incorporation to allow the Company to redeem the Series A Preferred Stock. In connection with the financing transaction in which the Company issued the Series B Preferred Stock, the Company also needs to increase the authorized number of shares of common stock to satisfy the reservation of shares requirement of the transaction documents and the conversion of the Series B Preferred Stock and exercise of warrants held by the holder of the Series B Preferred Stock.

Another reason for seeking the ability to redeem the Series A Preferred Stock is because it does not adjust when there is any other change in the issued and outstanding common stock. For example, if the Company implements a reverse stock split of the common stock, the preferred stock will not adjust. Consequently, since its voting authority is one share of preferred having one vote along with the votes of the outstanding common stock, its proportional voting authority would increase inconsistently with that of the common stock. The Company believes that this effect is an impediment to being able to attract investors to the common stock and achieving increased shareholder value. This feature also undermines stockholder democracy, and it has limited the Company in its ability to rationalize its capitalization without penalizing the holders of common stock. Additionally, if the Company seeks to list on a national stock exchange, given the current stock price, it will need to effect a reverse stock split, thus precipitating the increased voting authority of the Series A Preferred Stock at the expense of the common stock.

The Company believes that its redemption of the Series A Preferred Stock also will benefit the Company by eliminating a perpetual class of preferred stock. The perpetual nature of the Series A Preferred Stock, with its single voting right, may present an opportunity for someone to purchase the class and exercise a vote out of proportion to its value when voting with all the stockholders. Also, the existence of the Series A Preferred Stock, which is not convertible, is not taken into consideration when calculating earnings per share, but is nonetheless dilutive of the vote of the stockholders. Therefore, there is a dis-correlation between the earnings and value of a share of common stock versus the voting power of the common stock. The Company believes that these should be aligned.

The conversion of the outstanding shares of Series A Preferred Stock into shares of common stock will result in additional shares of common stock outstanding and is thereby dilutive on an economic level. The additional shares of common stock outstanding will have a minimal effect on earnings per share, as there will be additional shares of common stock used to calculate the earnings per share. The redemption of the Series A Preferred Stock by conversion into common stock will have no effect on the voting power of a share of common stock as the voting authority between the common stock, and the Series A Preferred Stock is the same.

CORPORATE ACTION NO. 3

AUTHORIZATION OF REVERSE STOCK SPLIT

The Company believes that amendment to increase the number of authorized shares of common stock of the Company will result in a large amount of outstanding shares that may make it difficult for the Company to list its securities on a national exchange. We believe that the increased market price of the common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of the common stock for our stockholders and will encourage interest and trading in the common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the common stock may be adversely affected by the reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Company anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

There can be no assurance that the reverse stock split will increase the market price of our common stock or that any increase will be proportional to the reverse-split ratio. Accordingly, the total market capitalization of our common stock immediately after the reverse stock split or at any time thereafter could be lower than the total market capitalization before the reverse stock split.

The Company confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

The immediate effect of a reverse stock split will be to reduce the number of shares of common stock outstanding, and to increase the trading price of the common stock. However, the effect of the reverse stock split upon the market price of the common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the common stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that the reverse stock split will lead to a sustained increase in the trading price of the common stock. The trading price of the common stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company’s business, and general market conditions.

The table below lists, for purposes of example, the potential number of shares of common stock that would be outstanding based on different conversion ratios and the number of shares of common stock outstanding as of the Record Date. The number of shares of common stock actually outstanding when and if the Board elects to do the reverse stock split is based on many factors and is undeterminable at this time.

Conversion Ratio of Reverse Stock Split	Post-Split Common Stock Outstanding

1:2 Reverse Stock Split	118,973,471
1:50 Reverse Stock Split	4,758,939
1:100 Reverse Stock Split	2,379,469

New shares of common stock issued pursuant to the reverse stock split will be fully paid and non-assessable. All new shares will have the same voting rights and other rights as the previously issued shares. Our shareholders do not have preemptive rights to acquire additional shares of common stock. The reverse stock split will not alter any shareholder’s percentage interest in our equity, except to the extent that the reverse stock split results in any of our shareholders owning a fractional share, which will be rounded up to the next whole number of shares.

All outstanding options, warrants, notes, debentures and other securities entitling their holders to purchase shares of common stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the ratio selected by the Board for the reverse stock split.

The per share par value of the common stock will remain unchanged at $0.01 after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

The discussion below is only a summary of certain U.S. federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those shareholders who hold their previously issued common stock shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the new common stock shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign shareholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. EACH SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH SHAREHOLDER AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS ARISING OUT OF THE REVERSE STOCK SPLIT.

The reverse stock split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

● Shareholders should not recognize any gain or loss as a result of the reverse stock split.

● The aggregate basis of a shareholder’s old shares will become the aggregate basis of the shares held by such shareholder immediately after the reverse stock split.

● The holding period of the shares owned immediately after the reverse stock split will include the shareholder’s holding period before the reverse stock split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the proposed reverse split of our common stock. Our above statements are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

CORPORATE ACTION NO. 4

AUTHORIZATION OF NAME CHANGE

The Company believes that it is in the best interests of the Company to change its corporate name from “Surna Inc.” to “CEA Industries Inc.” The reason for the change is to better reflect its changing focus towards indoor cultivation facilities that encompass many different kinds of agricultural products.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of our common stock beneficially owned by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) all persons known by us to beneficially own more than 5% of our outstanding common stock. The Company has determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under these rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such shares. A person is also deemed to be a beneficial owner of shares if that person has the right to acquire such shares within 60 days through the exercise of any warrant, option or right or through conversion of a security. Except as otherwise indicated in the accompanying footnotes, the information in the table below is based on information as of April 1, 2021. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common and preferred stock and the address for such person is c/o Surna Inc. 1780 55th Street, Boulder, Colorado 80301.

	Common Stock			Preferred Stock
Name of Beneficial Owner	Number of Shares Owned Beneficially (1)		Percentage of Class (2)	Number of Shares Owned Beneficially (1)		Percentage of Class (3)	Combined Voting Authority For Consent (4)

Directors
Anthony K. McDonald (5)	197,368	(12)	0.08%	592,541,961	(12)	70.6%	70.6%
James R. Shipley (6)	1,115,385		0.47%	-		-	0.13%
Nicholas J. Etten (7)	1,115,385		0.47%	-		-	0.13%
R. Brian Knaley(8)	-0-	(13)	-	592,541,961	(12)	70.6%	70.6%

Executive Officers and Directors as a Group	2,428,138		1.02%	594,739,329	(12)	-	70.7%

5% or More Stockholders
John F. Jansen (9)	15,253,546		6.4%	-		-	1.82%
Brandy M. Keen (10)	13,020,614		5.5%	-		-	1.55%
Morgan Paxhia (11)	-		-	33,428,023	(12)	79.5%	3.99%
Evergreen Capital Management LLC (13)	-		-	559,113,938	(12)	100%	66.66%

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Based on a total of 236,526,638 shares of the Company’s common stock issued and outstanding as of September 30, 2021.

(3) Based on a total of 42,030,331 shares of the Company’s Series A Preferred Stock issued and outstanding as of September 30,.2021. Based on a total of 592,541,961 votes underlying the 3,300 shares of Series B Preferred Stock issued and outstanding as of September 30, 2021. The holders of preferred stock vote as a separate class on matters affecting the preferred stock.

(4) Based on a total of 838,670,907 shares of common stock, Series A Preferred Stock and Series B Preferred Stock issued and outstanding as of September 30, 2021, voting together as a single class.

(5) Excludes 6,268,700 shares of common stock issuable upon the exercise of options.

(6) Represents 1,115,385 shares of common stock issuable upon the exercise of options.

(7) Represents 1,115,385 shares of common stock issuable upon the exercise of options.

(8) Excludes 2,000,000 shares of common stock issuable upon exercise of options.

(9) Beneficial ownership based on Schedule 13G dated May 25, 2018 filed by Mr. Jansen with the SEC, and share ownership reported by Mr. Jansen to the Company as of March 8, 2020. Includes 2,500,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days. The address for Mr. Jansen is 4910 Kaylan Court, Richmond, TX 77407.

(10) Beneficial ownership based on share ownership reported by Ms. Keen to the Company as of March 4, 2021. Includes shares of common stock held jointly with her spouse, Stephen B. Keen. The address for the Keens is 359 Ash Juniper Dr., New Braunfels, TX 78132.

(11) Includes 33,428,023 shares of Series A Preferred Stock owned by Demeter Capital Group LP (“Demeter”). Mr. Paxhia and his sister, Emily Paxhia, are the managing members of Poseidon Asset Management, LLC (“Poseidon”), which is the general partner and/or investment manager of Demeter and in such capacity exercises voting and dispositive power over the securities beneficially owned by Demeter, subject to the voting agreement described in this Schedule 14C. The address for Mr. Paxhia, Ms. Paxhia, Poseidon and Demeter is 130 Frederick Street, #102, San Francisco, CA 94117.

(12) The votes associated with these amounts are subject to the voting agreement among the Company and each of the holders of the Series A Preferred Stock and the Series B Preferred Stock.

(13) Excludes 28,947,368 shares of common stock subject to a warrant issued to the holder of the Series B Preferred Stock. Mr. Jeffrey Pazdro has voting and dispositive power over the securities beneficially owned by Evergreen Capital Management, subject to the voting agreement described in this Schedule 14C. The address of Evergreen Capital Management is 156 West Saddle River Road, Saddle River, NJ 07458

FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward- looking statements include, but are not limited to, statements regarding our business, anticipated financial or operational results and objectives. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other filings of ours with the Securities and Exchange Commission.

GENERAL INFORMATION

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Company’s common stock.

The Company will deliver only one Information Statement to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. Upon written or oral request, the Company will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address: 1780 55th Street, Boulder, Colorado 80301.

ADDITIONAL AND AVAILABLE INFORMATION

The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website (www.sec.gov).

Dated: October ___, 2021	By order of the Board of Directors

By:
Its:

Exhibit A to the Information Statement of Surna Inc.

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

SURNA INC.

ARTICLE 1

The Nevada Form and the first paragraph of Articles 1 of the Articles of Incorporation, as previously amended will be deleted and in its place put the following:

“CEA Industries Inc.”

ARTICLE 2

The Nevada Form and the first paragraph of Article 3 of the Articles of Incorporation, as previously amended will be deleted and in its place put the following:

“The total number of shares of capital stock which may be issued by the corporation is one billion shares (1,000,000,000), of which eight hundred fifty million (850,000,000) shares shall be Common Stock, $0.00001 par value per share (hereinafter referred to as the “Common Stock”) and one hundred fifty million (150,000,000) shares shall be Preferred Stock, $0.00001 par value per share (hereinafter referred to as the “Preferred Stock”).”

ARTICLE 3

The Certificate of Designations of the Series A Preferred Stock is hereby amended to add the following as paragraph 7 thereof:

“7. Redemption Rights.

The corporation, at any time while the Series A Preferred Stock is issued and outstanding has the right to effect a mandatory redemption of any or all of the Series A Preferred Stock by tendering one (1) share of its Common Stock for each one hundred (100) shares of the issued and outstanding shares of Series A Preferred Stock, to the holder thereof, with or without notice, such number of shares of Common Stock to be subject to equitable adjustment upon a stock split, stock combination or other action which adjusts the number of issued and outstanding shares of Common Stock. The corporation will not issue fractional shares of Common Stock, but will round up to the next whole share of Common Stock based on the aggregate holdings of Series A Preferred Stock of a stockholder being redeemed. Upon the tender of the shares of Common Stock for redemption, the Series A Preferred Stock will cease to be issued and outstanding shares of Series A Preferred Stock with no further action by the holder of the Series A Preferred Stock, and the redeemed shares of Series A Preferred Stock will be returned to the status of unissued but authorized shares of Series A Preferred Stock. The holder of the Series A Preferred Stock need not surrender its evidence of ownership thereof in order to be entitled to the Common Stock issued upon redemption, but upon redemption, the Series A Preferred Stock immediately cease to have any right or privileges.”

_______

The authorizations relating to the reverse split of the common stock and the re-set of the authorized capital are not to take place at this time, but will be effected at a later date as and when determined by the board of directors of the Company.